Exhibit 99.1

Manitex International, Inc. Reports Record 2011

Full Year Revenues Increase 48% to $142.3 Million

Full Year Adjusted Net Income Increases 69% to $3.6 Million, or $0.31 per share

Backlog Grows 110% to $83.7 Million

Bridgeview, IL, March 22, 2012 — Manitex International, Inc. (Nasdaq: MNTX), a leading provider of engineered lifting solutions including boom truck and rough terrain cranes, rough terrain forklifts, special mission oriented vehicles, container handling equipment and specialized engineered trailers today announced fourth quarter and full year 2011 results. Revenues for the fourth quarter and full year were $36.6 million and $142.3 million, respectively. Net income for the fourth quarter and full year 2011 as adjusted for the impact of a present value cost of $1.2 million for an unusual legal settlement charge, as previously reported, was $1.1 million and $3.6 million respectively, corresponding to $0.09 per share and $0.31 per share. Without the adjustment, net income for quarter four and full year 2011 was $0.3 million and $2.8 million respectively, equivalent to $0.03 and $0.24 per share respectively. The supplemental information at the end of this press release contains further details of this item and an itemized reconciliation.

Fourth Quarter and Full Year 2011 Financial Highlights:

•

2011 net revenues rose 48% to a record $142.3 million, compared to the prior year’s revenue of $95.9 million and above the company’s previous high of $106.9 million in 2007. For the quarter ended December 31, 2011 net revenues were $36.6 million, representing a 24% year-over-year increase, from $29.5 million

•

EBITDA (1) for the full year 2011 was $11.1 million or 7.8% of sales, compared to $8.7 million and 9.0% of net revenues in 2010. For the fourth quarter 2011, EBITDA was $2.9 million, 7.9% of sales, compared to $2.9 million, 9.6% of net revenues for the fourth quarter of 2010.

•

For the full year 2011, adjusted net income (2) increased 69% to $3.6 million or $0.31 per share, compared to $2.1 million or $0.19 for 2010. Adjusted net income for the fourth quarter of 2011, increased 15% to $1.1 million or $0.09 per share, compared to fourth quarter 2010 net income of $0.9 million or $0.08 per share.

•

Consolidated backlog at December 31, 2011 rose 110% for the year and 33% during the fourth quarter to $83.7 million, compared with $43.8 million from December 31, 2010 and $63.1 million at the end of September 30, 2011.

Chairman and Chief Executive Officer, David Langevin, commented, “We made exceptional progress in 2011, with record financial performance from top to bottom, and believe that we are well-positioned for continued growth throughout 2012. Robust demand for our energy based products was the primary driver of our growth during the year, and the continued growth in our backlog indicates that 2012 will be another year of healthy expansion. We are working hard to secure supply, increase our production, and ship product to keep up with the pace of our order backlog, which is principally at our Manitex cranes division, although we are seeing contributions from each of our other product lines as well, though at more moderate levels. We are getting excellent cooperation from our supplier base and we expect consistent and steady growth from each quarter for the current year as our suppliers step up to meet our product demands. The energy markets we serve with our equipment appear to be in a strong growth environment and the overall economic trend appears now to also be improving, all of which bodes well for our group over the next several years.”

— more —

2011 revenues of $142.3 million increased $46.4 million or 48% from 2010. Growing demand for Manitex boom truck products, particularly from the energy and power line construction sectors, was responsible for approximately 50% of the increase. For these sectors the higher tonnage and higher reach boom trucks represent the principal product in demand, complemented by more specialized mid-range capacity units. The absence of any significant improvement in the general construction sectors resulted in a smaller increase in demand for lower capacity boom trucks. The remaining increase in year over year revenues was generated by the CVS operations, and by used equipment sales within the equipment distribution segment (“NAEE”), both of which commenced activity mid-year 2010. Reduced military and governmental material handling revenues were offset by increased sales of smaller commercial units and an increase of sales for Load King engineered trailers. Fourth quarter 2011 net revenues of $36.6 million grew by $7.0 million or 23.8% over the fourth quarter of 2010 and were broadly in line with the third quarter 2011, with lower sales days in the fourth quarter being offset by increased activity. Sales of Manitex boom trucks and Load King specialized trailers accounted for the majority of the increase.

Adjusted net income for the year of $3.6 million or $0.31 per share was an increase of $1.4 million, (69%) or $0.12 per share, over 2010. A 48% year over year improvement in revenue resulted in an increase in gross profit of $5.9 million, which offset additional R&D expenditure of $0.4 million and SG&A expense of 3.4 million. R&D activity resulted in the launch of several new product features during the year, particularly focused on the energy sector, and also new product for the general construction market. Of the SG&A increase, approximately 65% is from the full year of expense at CVS and our used equipment operation, NAEE, both of which started operating mid-way through 2010. The remaining increase is attributable to increased selling expenses from both volume and attendance at the Con Expo exhibition in March, and from restored prior salary reductions and additional performance based compensation. Adjusted net income for the fourth quarter 2011 was $1.1 million or $0.09 per share compared to $0.9 million or $0.08 per share in 2010. SG&A expense for 2011 was equivalent to 13.9% of sales compared to 17.2% for 2010.

Andrew Rooke, Manitex International President and Chief Operating Officer, commented, “2011 was a year of many accomplishments for us against the backdrop of a mostly subdued global economy. In addition to our financial performance improvement, our strategic progress included the closing of our purchase of assets of CVS for our CVS Ferrari operation, which generated a profitable $29 million in sales for the year. In addition, during the year, we secured an extension of and an increase in our credit facilities to ensure we have sufficient working capital availability to support our growth prospects for 2012, and we repaid approximately $3.0 million of bank and acquisition debt net of the CVS acquisition and working capital finance, Our balance sheet ratios remain in good condition and we are excited that our backlog at the end of the year provides a solid base for further profitable growth.”

Outlook

Mr. Langevin concluded, “Our expectation is that the drivers of our growth remain intact and there is an opportunity for us to continue to grow in tandem with the expansion period that we believe is now in front of us in the niches we serve, particularly in the energy fields in North America. We expect consistent sales growth each quarter throughout the year, beginning with consolidated sales in the first quarter exceeding those of the fourth quarter of 2011, as we have recently begun to expand our output, and operating leverage continuing to the ultimate benefit to our bottom line and our shareholders.”

(1 & 2) EBITDA and adjusted net income are non-GAAP (generally accepted accounting principles in the United States of America) financial measures. These measures may be different from non-GAAP financial measures used by other companies. We encourage investors to review the section below entitled “Non-GAAP Financial Measures.”

Conference Call:

Management will host a conference call at 4:30 p.m. Eastern Time today to discuss the results with the investment community. Anyone interested in participating should call 1-877-941-2068 if calling within the United States or 1-480-629-9712 if calling internationally. A re-play will be available until March 29, 2012, which can be accessed by dialing 1-877-870-5176 if calling within the United States or 1-858-384-5517 if calling internationally. Please use passcode 4523823 to access the replay.

The call will also be accompanied by a webcast over the Internet with slides, which are also accessible at the Investor Relations section of the Company’s corporate website at www.manitexinternational.com.

About Manitex International, Inc.

Manitex International, Inc. is a leading provider of engineered lifting solutions including cranes, reach stackers and associated container handling equipment, rough terrain forklifts, indoor electric forklifts and special mission oriented vehicles, including parts support.

Our Manitex subsidiary manufactures and markets a comprehensive line of boom trucks and sign cranes through a national and international dealership network. Our boom trucks and crane products are primarily used in industrial projects, energy exploration and infrastructure development, including roads, bridges, and commercial construction. Additionally, Badger Equipment Company, a subsidiary located in Winona, Minnesota, manufactures specialized rough terrain cranes and material handling products. Badger primarily serves the needs of the construction, municipality, and railroad industries. Our Italian subsidiary, CVS Ferrari, srl, designs and manufactures a range of reach stackers and associated lifting equipment for the global container handling market, which is sold through a broad dealer network. Our Manitex Liftking subsidiary is a provider of material handling equipment including the Noble straight-mast rough terrain forklift product line, Lowry high capacity cushion tired forklift and Schaeff electric indoor forklifts as well as specialized carriers, heavy material handling transporters and steel mill equipment. Manitex Liftking’s rough terrain forklifts are used in both commercial and military applications. Our subsidiary, Manitex Load King located in Elk Point, South Dakota is a manufacturer of specialized engineered trailers and hauling systems, typically used for transporting heavy equipment.

Our Crane and Machinery division is a Chicago based distributor of cranes including Terex truck and rough terrain cranes, Fuchs material handlers and our own Manitex product line. Crane and Machinery provides aftermarket service in its local market as well as being a leading distributor of OEM crane parts, supplying parts to customers throughout the United States and internationally. The division also provides a wide range of used lifting and construction equipment of various ages and conditions, and has the capability to refurbish the equipment to the customer’s specifications.

Forward-Looking Statement

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact
Manitex International, Inc.	Hayden IR
David Langevin	Peter Seltzberg
Chairman and Chief Executive Officer	Investor Relations
(708) 237-2060	646-415-8972
djlangevin@manitexinternational.com	peter@haydenir.com

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	Unaudited	Unaudited	Unaudited	Unaudited
Net revenues	$36,561	$29,544	$142,291	$95,875
Cost of sales	29,072	21,884	113,041	72,541

Gross profit	7,489	7,660	29,250	23,334
Operating expenses
Research and development costs	448	294	1,571	1,173
Restructuring expenses	18	18	69	176
Selling, general and administrative expenses	4,965	5,293	19,826	16,448
Legal settlement (net present value)	1,183	—	1,183	—

Total operating expenses	6,614	5,605	22,649	17,797

Operating income	875	2,055	6,601	5,537
Other income (expense)
Interest expense	(616)	(620)	(2,540)	(2,450)
Foreign currency transaction gain (loss)	16	6	49	(65)
Other income	85	(64)	103	113

Total other expense	(515)	(678)	(2,388)	(2,402)

Income before income taxes	360	1,377	4,213	3,135
Income tax	71	445	1,433	1,026

Net income	$289	$932	$2,780	$2,109

Earnings Per Share
Basic	$0.03	$0.08	$0.24	$0.19
Diluted	$0.03	$0.08	$0.24	$0.19
Weighted average common share outstanding
Basic	11,545,768	11,387,895	11,441,914	11,362,361
Diluted	11,555,764	11,395,814	11,548,158	11,380,966

MANITEX INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEET

(In thousands, except per share data)

	As of December 31,
	2011	2010
	Unaudited	Unaudited
Current assets
Cash	$71	$662
Trade receivables (net)	23,913	19,557
Accounts receivable finance	394	—
Other receivables	2,284	1,440
Inventory (net)	42,307	30,694
Deferred tax asset	923	650
Prepaid expense and other	1,317	1,700

Total current assets	71,209	54,703

Accounts receivable finance	557	—
Total fixed assets (net)	11,017	10,659
Intangible assets (net)	20,153	20,403
Deferred tax asset	3,238	5,249
Goodwill	15,267	14,452
Other long-term assets	150	51

Total assets	$121,591	$105,517

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable—short term	$5,349	$2,646
Current portion of capital lease obligations	634	564
Accounts payable	18,421	14,447
Accounts payable related parties	470	481
Accrued expenses	4,946	4,335
Other current liabilities	357	538

Total current liabilities	30,177	23,011

Long-term liabilities
Revolving term credit facilities	25,874	20,007
Deferred tax liability	4,825	5,473
Notes payable	6,335	6,119
Capital lease obligations	4,035	4,683
Deferred gain on sale of building	2,408	2,789
Other long-term liabilities	1,143	161

Total long-term liabilities	44,620	39,232

Total liabilities	74,797	62,243

Commitments and contingencies
Shareholders’ equity
Preferred Stock—Authorized 150,000 shares, no shares issued or outstanding at December 31, 2011 and December 31, 2010	—	—
Common Stock—no par value, Authorized, 20,000,000 shares authorized issued and outstanding, 11,681,051 and 11,394,6215 at December 31, 2011 and December 31, 2010, respectively	48,571	46,920
Warrants	232	1,788
Paid in capital	1,098	6
Accumulated deficit	(3,368)	(6,148)
Accumulated other comprehensive income	261	708

Total shareholders’ equity	46,794	43,274

Total liabilities and shareholders’ equity	$121,591	$105,517

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Thousands of Dollars)

	For the years ended December 31,
	2011	2010
	Unaudited	Unaudited
Cash flows from operating activities:
Net income	$2,780	$2,109
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	3,336	3,139
Legal settlement	1,183	—
Provisions for customer allowances	25	67
Gain on debt restructuring	(194)	—
(Gain) loss on disposal of assets	62	(39)
Deferred income taxes	1,089	93
Inventory reserves	316	123
Reserves for uncertain tax positions	—	(39)
Stock based deferred compensation	104	78
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(5,597)	(9,785)
(Increase) decrease in accounts receivable finance	(927)	—
(Increase) decrease in inventory	(12,484)	(3,002)
(Increase) decrease in prepaid expenses	389	(793)
(Increase) decrease in other assets	(99)	34
Increase (decrease) in accounts payable	4,297	5,539
Increase (decrease) in accrued expense	478	2,135
Increase (decrease) in other current liabilities	(165)	438

Net cash (used) for provided by operating activities	(5,407)	97

Cash flows from investing activities:
Proceeds from sale of fixed assets	289	216
Purchase of property and equipment	(610)	(511)
Acquisition of business, net of cash acquired	(1,585)	—
Investment in intangibles except goodwill	(12)	—

Net cash used for investing activities	(1,918)	(295)

Cash flows from financing activities:
Borrowing on revolving credit facility	6,009	4,077
Repayment on revolving credit facility	—	(1,107)
Proceeds from exercise of warrants	1,096	—
New borrowings – notes payable	19,334	1,209
Note payments	(18,955)	(3,016)
Shares repurchased for income tax withholding on share-based compensation	(12)	(20)
Repayment on capital lease obligations	(578)	(529)

Net cash provided by (used) for financing activities	6,894	614

Effect of exchange rate change on cash	(160)	(41)
Net (decrease) increase in cash and cash equivalents	(431)	416
Cash and cash equivalents at the beginning of the year	662	287

Cash and cash equivalents at end of year	$71	$662

Supplemental Information

In an effort to provide investors with additional information regarding the Company’s results, Manitex International refers to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management believes provides useful information to investors. These measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. Manitex International believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Manitex International uses these non–GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in thousands of U.S. dollars, and are as of or for the period ended December 31, 2011, unless otherwise indicated.

Non-GAAP Financial Measures

Reconciliation of GAAP Net Income to Adjusted Net Income (in thousands)

GAAP net income has been adjusted by the add back of the adverse impact of the pretax present value amount of an unusual legal settlement and applying the Company’s 2011 effective tax rate to arrive at an after-tax amount. The adjusted net income number is divided by the weighted average diluted shares to provide the impact on earnings per share. The Company assesses the impact of this item because when providing guidance on the operating performance of the business, the Company adjusts for items it believes are not reflective of the operating activities in the periods. A reconciliation of Adjusted net income to GAAP financial measures for the three and twelve month periods ended December 31st, 2011 and 2010 is included with this press release below and with the Company’s related Form 8-K.

	Three Months ending		Twelve Months Ending
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Net income as reported	289	932	2,780	2,109
Add: present value Legal settlement	1,183	—	1,183	—
Less: Tax at effective rate of 34%	(402)	—	(402)	—
Net income as adjusted	1,070	932	3,561	2,109
Diluted Earnings per share, as reported	$0.03	$0.08	$0.24	$0.19
Add: EPS impact of legal settlement (net of tax)	$0.07	—	$0.07	—
Diluted Earnings per share as adjusted	$0.09	$0.08	$0.31	$0.19
Weighted average diluted shares outstanding	11,555,764	11,395,814	11,548,158	11,380,966

The legal settlement referred to and recorded above, represents the net present value of twenty annual payments of ninety-five thousand dollars as provided for in a May 5, 2011 contingent settlement for two product liability suits that were initiated in 2006.

This press release includes the following non-GAAP financial measure: “EBITDA” (earnings before interest, tax, depreciation and amortization). This non-GAAP term, as defined by the Company, may not be comparable to similarly titled measures used by other companies. EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as a substitute for net earnings, operating income and other consolidated earnings data prepared in accordance with GAAP or as a measure of our profitability. A reconciliation of net income to EBITDA is provided below.

The Company’s management believes that EBITDA and EBITDA as a percentage of sales represent key operating metrics for its business. Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is a key indicator used by management to evaluate operating performance. While EBITDA is not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe this measure is useful to investors in assessing our capital expenditure and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies. A reconciliation of EBITDA to GAAP financial measures for the three and twelve month periods ended December 31st, 2011 and 2010 is included with this press release below and with the Company’s related Form 8-K.

Reconciliation of GAAP Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (in thousands)

	Three Months Ended		Twelve Months Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Net income from continuing operations	289	932	2,780	2,109
Legal Settlement-present value	1,183	—	1,183	—
Income tax	71	445	1,433	1,026
Interest expense	616	620	2,540	2,450
Foreign currency transaction (gain) losses	(16)	(6)	(49)	65
Other (income) expense	(85)	64	(103)	(113)
Depreciation & Amortization	818	795	3,336	3,139
Earnings before interest, taxes, depreciation and amortization (EBITDA)	2,876	2,850	11,120	8,676
EBITDA % to sales	7.9%	9.6%	7.8%	9.0%

Backlog

Backlog is defined as firm orders that have been received by the Company. The disclosure of backlog aids in the analysis the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand. Backlog is not necessarily indicative of sales to be recognized in a specified future period.

	December 31, 2011	December 31, 2010
Backlog	$83,700	$39,905
12/31/2011 increase v prior period	—	109.7%

Current Ratio is calculated by dividing current assets by current liabilities.

	December 31, 2011	December 31, 2010
Current Assets	$71,209	$54,703
Current Liabilities	$30,177	$23,011
Current Ratio	2.4	2.4

Days Sales Outstanding, (DSO), is calculated by taking the sum of net trade and related party receivables divided by annualized sales per day (sales for the quarter, multiplied by 4, and the sum divided by 365).

Days Payables Outstanding, (DPO), is calculated by taking the sum of net trade and related party payables divided by annualized cost of sales per day (cost of goods sold for the quarter, multiplied by 4, and the sum divided by 365).

Debt is calculated using the Condensed Consolidated Balance Sheet amounts for current and long term portion of long term debt, capital lease obligations, notes payable and lines of credit.

	December 31, 2011	December 31, 2010
Current portion of long term debt	$5,349	$2,646
Current portion of capital lease obligations	634	564
Lines of credit	25,874	20,007
Notes payable – long term	6,335	6,119
Capital lease obligations	4,035	4,683
Debt	$42,227	$34,019

Interest Cover is calculated by dividing EBITDA (Earnings before interest, tax, depreciation and amortization) for the trailing twelve month period (January 1, 2011 to December 31, 2011) by interest expense as reported in the Consolidated Statement of Income for the same period.

12 Month Period January 1, 2011 to December 31, 2011
EBITDA	$11,120
Interest Expense	$2,540
Interest Cover Ratio	4.38

Inventory turns are calculated by multiplying cost of goods sold for the referenced three month period by 4 and dividing that figure by inventory as at the referenced period.

Manufacturing Expenses include manufacturing wages, salaries, fixed and variable overhead costs.

Operating Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus other receivables, plus inventories, less Accounts payable. The Company considers excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business.

	December 31, 2011	December 31, 2010
Trade receivables (net)	$23,913	$19,557
Other receivables	2,284	1,440
Receivables finance	394	—
Inventory (net)	42,307	30,694
Less: Accounts payable	18,891	14,928
Total Operating Working Capital	$50,007	$36,763
% of Trailing Three Month Annualized Net Sales	34.2%	31.1%

Trailing Twelve Months EBITDA is calculated by adding the reported EBITDA for the past 4 quarters.

Three Months Ended:	EBITDA
March 31, 2011	2,055
June 30, 2011	3,042
September 30, 2011	3,147
December 31, 2011	2,876
Trailing Twelve Months EBITDA	$11,120

Trailing Three Month Annualized Net Sales is calculated using the net sales for quarter, multiplied by four.

	Three Months Ended
	December 31, 2011	December 31, 2010
Net sales	$36,561	$29,544
Multiplied by 4	4	4
Trailing Three Month Annualized Net Sales	$146,244	$118,176

Working capital is calculated as total current assets less total current liabilities

	December 31, 2011	December 31, 2010
Total Current Assets	$71,209	$54,703
Less: Total Current Liabilities	30,177	23,011
Working Capital	$41,032	$31,692